UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 26, 2022

NATURAL GAS SERVICES GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
404 Veterans Airpark Lane, Suite 300
Midland, TX 79705
(Address of Principal Executive Offices)
(432) 262-2700
(Registrant's Telephone Number, Including Area Code)
N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value $0.01	NGS	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers and Directors.

On April 26, 2022, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Natural Gas Service Group, Inc. (the “Company”) conducted its annual review of the compensation of our executive officers. In connection with that review, the Committee approved the base salary of Stephen C. Taylor, the Company’s President, Chairman and Chief Executive Officer, at $612,000 for 2021, unchanged from the previous two years. In addition, pursuant to the Committee’s review, the Company conditionally granted Stephen C. Taylor a restricted stock award totaling 60,839 shares of our common stock, based on the Company’s April 26, 2022 closing price of $11.87, equating to an award valued at $722,160.

The Committee also approved the base salary of Micah C. Foster, the Company's Chief Financial Officer, at $252,000, a 5% increase from the previous year. The Committee also conditionally granted a restricted stock award totaling 16,537 shares of our common stock, based upon the Company's April 26, 2022 closing price of $11.87, equating to an award valued at $196,300.

The Committee also approved the base salary of James R. Hazlett, the Company's Vice President of Technical Services at $231,853, a 3% increase from the previous year. The Committee also conditionally granted a restricted stock award totaling 15,503 shares of our common stock, based upon the Company's April 26, 2022 closing price of $11.87, equating to an award valued at $184,025.

The foregoing restricted stock awards were conditionally granted under the Company’s 2019 Equity Incentive Plan (the "2019 Plan") and are subject to a three-year vesting requirement pursuant to which the awards will vest in one-third annual increments if the recipient continues to be employed by the Company on each anniversary date of the grant date, beginning on the first anniversary. However, the awards will be subject to acceleration at the discretion of the Compensation Committee (such as, but not limited to, death or disability of the recipient employee, or a change of control in the Company followed by a good reason discharge event as set forth in the 2019 Plan).

The awards are conditioned upon the approval by our shareholders of an amendment to the 2019 Plan we intend to propose at the 2022 annual meeting to increase the number of shares reserved for issuance under the plan. However, should the proposed amendment to the 2019 Plan not be approved, the awards will be payable in cash (or stock if shares become legally available at a later date) in three equal installments of the total value of each award upon meeting the time-based vesting requirements described above.

Finally, the Committee reviewed the Company’s 2021 financial performance in connection with the annual metrics set by the Committee under the Company’s Annual Incentive Bonus Plan, and in connection therewith, determined that Messrs. Taylor, Foster and Hazlett earned $397,800, $78,000 and $73,158, respectively, for achieving certain metrics and goals set for 2021. Detailed information regarding these awards will be provided in the Company’s upcoming proxy statement for its 2022 annual meeting of shareholders.

In addition, the Board approved the annual compensation for our independent directors, including its annual grant of restricted stock awards, under our Independent Director Compensation Policy. For 2022, the Compensation Committee recommended, and the Board approved, a base fee for each independent director of $55,000. In addition, the Board approved continuation of the annual equity award value of $100,000 of restricted stock to be issued under the 2019 Plan. However, due to the dilutive nature of the stock awards at current prices, as it did last year, the Board bifurcated the award into (i) a restricted cash award of $50,000 and (ii) a r restricted stock award of 4,212 common shares representing approximately $50,000 in value based on the April 26, 2022, closing share price of $11.87 per share. Both of the restricted stock and cash awards are subject to a vesting requirement under which the independent director must continue to serve on the Board for one year from the date of grant (subject to acceleration in certain events).

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Date:	May 2, 2022
		By:	/s/ Stephen C. Taylor

Stephen C. Taylor
President & Chief Executive Officer